UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2006

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective August 7, 2006, Dario A. Bianchi accepted the appointment offered to him as a member of the Board of Directors of American Mold Guard, Inc. (the "Company"). Mr. Bianchi's appointment fills the vacancy created by the resignation of Thomas C. Donnelly from the Company's Board of Directors. In addition, effective as of the same date, Mr. Bianchi was appointed to the Compensation Committee of the Board of Directors.

Mr. Bianchi is the President of Capitalife, Inc. and Managing Director of Sienna Financial Services. Capitalife, Inc. and Sienna Financial Services are international consulting firms offering specialized services such as marketing, strategic planning, due diligence and investment advisory to the life sciences industry, government entities and to institutional investors. Mr. Bianchi also serves as the editor of The Strategic Global Investor's Newsletter, a newsletter providing research on the global economy and providing analysis of worldwide equities and commodities markets.

The Board of Directors has determined that Mr. Bianchi is "independent" as that term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934 and Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

There are no understandings or arrangements between Mr. Bianchi and any other person pursuant to which Mr. Bianchi was selected as a director. There are and have been no transactions either since the beginning of the Company's last fiscal year or currently proposed, regarding Mr. Bianchi that are required to be disclosed by Item 404(a) of Regulation S-B.

A copy of the press release announcing Mr. Bianchi's appointment is attached hereto as Exhibit 99.1 and is incorporated by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: August 09, 2006	By:	/s/ Paul Bowman
Paul Bowman
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of American Mold Guard, Inc. dated April 9, 2006 regarding the appointment of Dario A. Bianchi as a director